SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Under Rule 14a-12

COMPUTER HORIZONS CORP.

(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II L.P., SERIES R

CRESCENDO INVESTMENTS II, LLC

ERIC ROSENFELD

F. ANNETTE SCOTT FLORIDA TRUST

RICHARD L. SCOTT FLORIDA TRUST

SCOTT FAMILY FLORIDA PARTNERSHIP TRUST

RICHARD L. SCOTT INVESTMENTS, LLC

RICHARD L. SCOTT

STEPHEN T. BRAUN

KARL L. MEYER

ROBERT F. WALTERS

FRANK J. TANKI

WILLEM VAN RIJN

THE COMPUTER HORIZONS FULL VALUE COMMITTEE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Computer Horizons Full Value Committee (the "Committee"), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies against a proposed merger involving Computer Horizons Corp. (the "Company") and Analysts International Corporation submitted to a vote of the shareholders of the Company at a special meeting of shareholders held on September 2, 2005. The Committee has also made a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes to remove and replace the Company's existing Board of Directors at a special meeting of shareholders scheduled to be held on September 22, 2005.

Item 1: Summary of talking points used by Eric Rosenfeld in addressing shareholders at the special meeting of shareholders held on September 2, 2005.

Our objective

As the largest CHRZ shareholder, our goal is to maximize shareholder value

Step 1: Vote down the CHRZ – ANLY merger

Computer  Horizons  is using an  undervalued  currency  to  acquire Analysts

Exchange ratio under the proposed  merger is set too high

Proposed  merger will dilute  CHRZ shareholders’ stake in its most profitable and promising business segments

Significant  change in strategy by CHRZ board

Excessive direct transaction costs (up to $14.4 million, not  including 377,000  shares of ANLY restricted stock)

More favorable  strategic  opportunities  for Computer  Horizons than the proposed merger

History of missing financial guidance

Step 2: Special meeting to be held to vote on removal of incumbent directors and election of new slate of directors

Step 3: Explore alternative opportunities

Hiring investment bank to explore ALL strategic options

Step 1: Vote down the CHRZ – ANLY merger

CHRZ stock is undervalued - exchange ratio is too high

CHRZ stock is undervalued YET CHRZ intends to issue to Analysts shareholders close to 100% of its shares outstanding

CHRZ financial advisor, Citigroup Global Market Inc., determined the company’s shares are worth between $4.66 and
$6.52 as part of a discounted cash flow analysis, one of many valuation metrics applied by Citigroup

If CHRZ was trading at the low end of that valuation, the exchange ratio would have been 0.78

Based on % contribution of forward earnings, it is obvious to us that the exchange ratio is way too high (analysis done by Citigroup Global Market Inc.)

Net Income 2005 E

EBITDA 2006 E

EBITDA 2005 E

CHRZ

ANLY

54.8%

45.2%

58.8%

41.2%

54.9%

45.1%

Implied Exchange Ratio

Net Income 2006 E

60.6%

39.4%

1.04

0.70

0.80

0.82

* All dollar amounts in millions of USD

Deal value, not including transaction costs of $90 million

$14.4 million in direct transaction costs

$7.8 million in costs directly associated with Change of Control payments – 7.5% of deal

$5.9 million in CIC payments

$1.2 million in potential payments

$0.7 million in CIC waivers

Issuance of 377,000 restricted shares

Excessive transaction costs of up to $14.4 million, not  including 377,000  shares of ANLY stock

Transaction costs represent 13.8% of the deal value

100.0%

$             14.4

Cost of Merger

0.5%

$                 0.5

ANLY Retention Bonus

0.5%

$                 0.5

CHRZ Retention Bonus

1.8%

$                 1.9

ANLY Merger Costs

3.4%

$                 3.6

CHRZ Merger Costs

1.1%

$                 1.2

Potential CIC

0.7%

$                 0.7

Waivers

5.7%

$                 5.9

Change of Control (CIC)

% of Total

Amount (mm)

Cost Component

History of missing financial guidance

First Quarter of Fiscal 2005 – Computer Horizons admits that it missed revenue guidance.

Fourth Quarter of Fiscal 2004 – Computer Horizons admits that it missed operating performance guidance.

Third Quarter of Fiscal 2004 – Computer Horizons admits that an accounting error set the company back on the financial objectives of its three-year plan.

Computer Horizons has stated in its recent SEC filings that the proposed merger with Analysts International will yield cost savings of $15 million per annum.

Is this achievable given this history of missing guidance?

What CHRZ says

Attract institutional investor interest and sponsorship

Institutional investors are already attracted by the company

Shareholders are attracted by growth and profitability

Provides potential for a strong combined financial position

Combined company will have $20 million in net cash vs. CHRZ current $35 million.

Brings together a seasoned executive management team with acquisition experience

CHRZ management team has not integrated an acquisition of this size

RGII is the most significant acquisition – approximately $37 million revenue in 12 months prior to acquisition
(7/1/02-6/30/03)

Sell all Chimes services into larger existing customer base & expand Chimes into broader BPO play

Chimes runs on a stand alone basis and is a well known brand in the industry (blue chip customers)

The combined company would have an increased footprint in the US, Canada and India

CHRZ has already a footprint in the US, Canada and India.

Potential cost savings of $15 million

Entity-level costs of $5 million seems very high (average cost of being public for companies with annual revenue under $1 billion is $3.4 million according to a Foley & Lardner LLP study presented on June 16, 2005)

Company history of missed guidance

Book value per share of $3.65 for combined company

CHRZ current book value is $4.03 per share (Q1, 2005)

What CHRZ does not discuss

High price being offered for ANLY

ANLY business is deteriorating

If CHRZ stock is undervalued (as management has claimed), why isn’t the company buying back its own shares?
Seems like a less risky way to create shareholder value than overpaying for ANLY

The company has a history of missing guidance. Is the $15 million cost cutting achievable?

The company didn’t look at all available options

“...our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage“ (Citigroup, Form S-4)

Management and Board own very little shares and bought very little in open market transactions

Step 2: Hold Special Meeting to vote on removal of incumbent directors and election of new slate of directors

Step 3: Explore alternative opportunities

Item 2: On September 2, 2005, the Committee issued the following press release.

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE COMPUTER HORIZONS FULL VALUE COMMITTEE COMMENTS ON

TODAY’S SPECIAL MEETING OF SHAREHOLDERS

Expresses Appreciation to Shareholders Who Supported Campaign to

Defeat Merger with Analysts International

New York, NY, September 2, 2005 – The Computer Horizons Full Value Committee announced today that it believes that a majority of the shares voting at today’s special meeting of shareholders of Computer Horizons (NASDAQ: CHRZ) voted against the proposed merger of Computer Horizons with Analysts International (NASDAQ:ANLY), based on preliminary results announced by Computer Horizons. The preliminary report of the independent inspector of elections is expected to be available early next week.

Speaking on behalf of the Committee, Eric Rosenfeld, President of Crescendo Partners, said, “We first want to thank Computer Horizons shareholders who forcefully supported our efforts to defeat the proposed merger with Analysts International. During this campaign we have had the chance to meet with many of our fellow shareholders and we appreciate the time that they spent listening to our arguments against the merger with Analysts. The clear will of the shareholders has been expressed.” Mr. Rosenfeld continued, “We have been advised that the independent inspector of elections will provide preliminary voting results early next week and, in the meantime, we anticipate that we will soon be able to commence our solicitation to remove and replace the incumbent board at the next special meeting of shareholders scheduled to be held on September 22, 2005.”

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On August 11, 2005, The Computer Horizons Full Value Committee (the “Committee”), together with the other Participants (as defined below), filed a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against a proposed merger involving Computer Horizons Corp. (the “Company”) and Analysts International Corporation submitted to a vote of the shareholders of the Company at a special meeting of shareholders held on September 2, 2005 (the “Merger Special Meeting”). The Committee has also made a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes to remove and replace the Company’s existing Board of Directors at a special meeting of shareholders called for such purpose (the “Directors Special Meeting”).

THE COMMITTEE ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENTS AND OTHER PROXY MATERIALS RELATING TO THE MERGER SPECIAL MEETING AND DIRECTORS SPECIAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB

SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATIONS WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE PARTICIPANTS IN THE PROXY SOLICITATIONS ARE CRESCENDO PARTNERS II, L.P., SERIES R, CRESCENDO INVESTMENTS II, LLC, ERIC ROSENFELD, F. ANNETTE SCOTT FLORIDA TRUST, RICHARD L. SCOTT FLORIDA TRUST, SCOTT FAMILY FLORIDA PARTNERSHIP TRUST, RICHARD L. SCOTT INVESTMENTS, LLC, RICHARD L. SCOTT, STEPHEN T. BRAUN, KARL L. MEYER, ROBERT F. WALTERS, FRANK J. TANKI, WILLEM VAN RIJN AND THE COMPUTER HORIZONS FULL VALUE COMMITTEE (THE “PARTICIPANTS”). INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THEIR SCHEDULE 13D JOINTLY FILED WITH THE SEC ON JULY 22, 2005, AS SUBSEQUENTLY AMENDED ON JULY 27, 2005, AUGUST 19, 2005 AND SEPTEMBER 2, 2005.

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